EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Lisa Laukkanen

Stratex Networks, Inc.

Tel: 408-944-1817

Email: lisa_laukkanen@stratexnet.com

STRATEX NETWORKS RENEWS

CREDIT FACILITY ARRANGEMENT

SAN JOSE, Calif., January 21, 2004 – Stratex Networks, Inc. (NASDAQ: STXN), one of the world’s leading providers of wireless transmission solutions, today announced it has renewed its credit facility arrangement with Silicon Valley Bank and increased the amount to $35 million, of which up to $25 million can be borrowed on a long-term basis. This facility was completed to provide additional resources for potential working capital requirements and other corporate purposes.

“This credit facility provides us with enhanced flexibility to manage the ramp up of sales of our new product platform Eclipse,” stated Carl Thomsen, Senior VP and CFO of Stratex Networks.

About Stratex Networks

With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless high-capacity transmission technology. Additional information is available at www.stratexnet.com.

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